Exhibit 9.1

                               DEFINED ASSET FUNDS
                               -------------------

                             INFORMATION SUPPLEMENT
                               EQUITY INCOME FUND

   This Information Supplement provides additional information concerning the structure, operations and risks of trusts (each, a "Portfolio") of Equity Income Fund-Defined Asset Funds not found in the prospectuses for the Portfolios. This Information Supplement is not a prospectus and does not include all of the information that a prospective investor should consider before investing in a Portfolio. This Information Supplement should be read in conjunction with the prospectus for the Portfolio in which an investor is considering investing ("Prospectus"). Copies of the Prospectus can be obtained by calling or writing the Trustee at the telephone number and address indicated on the back cover of the Prospectus.

   This Information Supplement is dated August 15, 1995. Capitalized terms have been defined in the Prospectus.

                                TABLE OF CONTENTS
                                -----------------

Description of Portfolio Investments  . . . . . . . . . . . . . .    1
  Portfolio Supervision . . . . . . . . . . . . . . . . . . . . .    1
Risk Factors        . . . . . . . . . . . . . . . . . . . . . . .    2
  Equity Securities . . . . . . . . . . . . . . . . . . . . . . .    2
  International Risk Factors (Select Ten Series-United
    Kingdom Portfolio and Hong Kong Portfolio only) . . . . . . .    3
  Additional Hong Kong Risk Factors (Select Ten
    Series-Hong Kong Portfolio only)  . . . . . . . . . . . . . .    5
  Concentration     . . . . . . . . . . . . . . . . . . . . . . .    7
Rollover (Select Ten Series and Select Growth Portfolios only)  .   16
Retirement Plans    . . . . . . . . . . . . . . . . . . . . . . .   19


DESCRIPTION OF PORTFOLIO INVESTMENTS

Portfolio Supervision

   Each Portfolio is a unit investment trust which normally follows a buy and hold investment strategy. Traditional methods of investment management for mutual funds typically involve frequent changes in portfolio holdings based on economic, financial and market analyses. Because a Portfolio is not actively managed the adverse financial condition of an issuer or its failure to maintain its current dividend rate will not necessarily require the sale of its securities from a Portfolio. In the event a public tender offer is made for a security or a merger or acquisition is announced affecting a security, the Sponsors may instruct the Trustee to tender or sell the security on the open market when in its opinion it is in the best interest of investors to do so. The Sponsors may also instruct a Trustee to sell a security in the following circumstances: (i) failure to declare or pay a regular dividend on a security or anticipated dividends generally; (ii) institution of certain legal proceedings; (iii) other legal questions or impediments affecting the security or payments on that security; (iv) default under certain documents adversely affecting the declaration or payment of anticipated dividends on the security, the issuer's general credit standing or












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the sound investment character of the security, or a default on other outstanding securities of the same issuer; (v) if a security becomes inconsistent with a Portfolio's investment objectives; (vi) if the sale is necessary or advisable to maintain the qualification of the Portfolio as a Regulated Investment Company under the Internal Revenue Code or to provide funds to make any distribution for a taxable year as required by the Internal Revenue Code; or (vii) decline in security price or other market or credit factors that, in the opinion of Defined Asset Funds research, makes retention of the security detrimental to the interests of investors. If there is a failure to declare or pay a regular dividend on a security or anticipated dividends generally on that security and the Agent for the Sponsors fails to instruct the Trustee within 30 days after notice of the failure, the Trustee will sell the security.

   Voting rights with respect to the securities will be exercised by the Trustee in accordance with directions given by the Sponsors.


RISK FACTORS

Equity Securities

   An investment in Units of a Portfolio should be made with an understanding of the risks inherent in an investment in equity securities, including the risk that the financial condition of the issuers of the securities may become impaired or that the general condition of the relevant stock market may worsen (both of which may contribute directly to a decrease in the value of the securities and thus in the value of the Units) or the risk that holders of common stocks have a right to receive payments from the issuers of those stocks that is generally inferior to that of creditors of, or holders of debt obligations issued by, the issuers and that the rights of holders of common stocks generally rank inferior to the rights of holders of preferred stock. Common stocks may be especially susceptible to general stock market movements and to volatile increases and decreases in value as market confidence in and perceptions of the issuers change. These perceptions are based on unpredictable factors including expectations regarding government, economic, monetary and fiscal policies, inflation and interest rates, economic expansion or contraction, and global or regional political, economic or banking crises.

   Holders of common stocks incur more risk than holders of preferred stocks and debt obligations because common stockholders, as owners of the entity, have generally inferior rights to receive payments from the issuer in comparison with the rights of creditors of, or holders of debt obligations or preferred stocks issued by the issuer. Holders of common stocks of the type held by a Portfolio have a right to receive dividends only when and if, and in the amounts, declared by the issuer's board of directors and to participate in amounts available for distribution by the issuer only after all other claims on the issuer have been paid or provided for. By contrast, holders of preferred stocks have the right to receive dividends at a fixed rate when and as declared by the issuer's board of directors, normally on a cumulative basis, but do not participate in other amounts available for distribution by the issuing corporation. Cumulative preferred stock dividends must be paid before common stock dividends and any cumulative preferred stock dividend omitted is added to future dividends payable to the holders of cumulative preferred stock. Preferred stocks are also entitled to rights on liquidation which are senior to those of common stocks. Moreover, common stocks do not represent an obligation of the issuer and therefore do not offer any assurance of income or provide the degree of protection of capital provided by debt securities. Indeed, the issuance of debt securities or even preferred stock will create prior claims for payment of principal, interest, liquidation preferences and dividends which could adversely affect the ability and inclination of the issuer to declare or pay dividends on its common stock or the rights of holders of common stock with respect to assets of the issuer upon liquidation or bankruptcy. Further, unlike debt securities which typically have a stated principal amount payable at maturity (whose value, however, will be subject to market fluctuations prior thereto), common stocks have neither a fixed principal amount nor a maturity and






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have values which are subject to market fluctuations for as long as the stocks remain outstanding. The value of the securities in a Portfolio thus may be expected to fluctuate over the entire life of the Portfolio to values higher or lower than those prevailing on the Portfolio's initial date of deposit. Any monies allocated to the purchase of a security will generally be held for the purchase of the security. However, a Portfolio may not be able to buy each security at the same time, because of unavailability of the security or because of any restrictions applicable to the Portfolio relating to the purchase of the security by reason of the federal securities laws or otherwise.

International Risk Factors (Select Ten Series-United Kingdom Portfolio and Hong Kong Portfolio only)

   Foreign Issuers. Investments in Portfolios consisting partially or entirely of securities of foreign issuers involve investment risks that are different in some respects from an investment in a Portfolio that invests partially or entirely in securities of domestic issuers. Those investment risks include future political and economic developments and the possible establishment of exchange controls or other governmental restrictions which might adversely affect the payment or receipt of payment of dividends on the relevant securities. In addition, for foreign issuers that are not subject to the reporting requirements of the Securities Exchange Act of 1934, there may be less publicly available information than is available from a domestic issuer. Also, foreign issuers are not necessarily subject to uniform accounting, auditing and financial reporting standards, practices and requirements such as those applicable to domestic issuers.

   Securities issued by non-U.S. issuers generally pay dividends in foreign currencies, and are principally traded in foreign currencies. Therefore, there is a risk that the United States dollar value of these securities will vary with fluctuations in the United States dollar foreign exchange rates for the relevant currencies.

   Foreign Exchange Rates. A Portfolio of securities that are principally traded in foreign currencies involves investment risks that are substantially different from an investment in a fund which invests in securities that are principally traded in United States dollars. This is because the United States dollar value of a Portfolio (and hence of the Units) and of the distributions from the Portfolio will vary with fluctuations in the United States dollar foreign exchange rates for the relevant currencies. Most foreign currencies have fluctuated widely in value against the United States dollar for many reasons, including supply and demand of the respective currency, the soundness of the world economy and the strength of the respective economy as compared to the economies of the United States and other countries.

   The post-World War II international monetary system was, until 1973, dominated by the Bretton Woods Treaty, which established a system of fixed exchange rates and the convertibility of the United States dollar into gold through foreign central banks. Starting in 1971, growing volatility in the foreign exchange markets caused the United States to abandon gold convertibility and to effect a small devaluation of the United States dollar. In 1973, the system of fixed exchange rates between a number of the most important industrial countries of the world, among them the United States and most Western European countries, was completely abandoned. Subsequently, major industrialized countries have adopted "floating" exchange rates, under which daily currency valuations depend on supply and demand in a freely fluctuating international market. Many smaller or developing countries have continued to "peg" their currencies to the United States dollar although there has been some interest in recent years in "pegging" currencies to "baskets" of other currencies or to a Special Drawing Right administered by the International Monetary Fund. Since 1983, the Hong Kong dollar has been pegged to the U.S. dollar although there is no guarantee that the Hong Kong dollar will continue to be "pegged" to the U.S. dollar in the future. In Europe a European Currency Unit ("ECU") has been developed. Currencies are generally traded by leading international commercial banks and institutional investors (including corporate treasurers, money managers, pension funds and insurance companies). From time to time, central banks in a number of countries also





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are major buyers and sellers of foreign currencies, mostly for the purpose of preventing or reducing substantial exchange rate fluctuations.

   Exchange rate fluctuations are partly dependent on a number of economic factors including economic conditions within countries, the impact of actual and proposed government policies on the value of currencies, interest rate differentials between the currencies and the balance of imports and exports of goods and services and transfers of income and capital from one country to another. These economic factors are influenced primarily by a particular country's monetary and fiscal policies (although the perceived political situation in a particular country may have an influence as well--particularly with respect to transfers of capital). Investor psychology may also be an important determinant of currency fluctuations in the short run. Moreover, institutional investors trying to anticipate the future relative strength or weakness of a particular currency may sometimes exercise considerable speculative influence on currency exchange rates by purchasing or selling large amounts of the same currency or currencies. However, over the long term, the currency of a country with a low rate of inflation and a favorable balance of trade should increase in value relative to the currency of a country with a high rate of inflation and deficits in the balance of trade.

   The Trustee will estimate current exchange rates for the relevant currencies based on activity in the various currency exchange markets. However, since these markets are volatile and are constantly changing, depending on the activity at any particular time of the large international commercial banks, various central banks, large multi-national corporations, speculators and other buyers and sellers of foreign currencies, and since actual foreign currency transactions may not be instantly reported, the exchange rates estimated by the Trustee may not be indicative of the amount in United States dollars a Portfolio would receive had the Trustee sold any particular currency in the market.

   The foreign exchange transactions of a Portfolio may be concluded by the Trustee with foreign exchange dealers acting as principals either on a spot (i.e., cash) buying basis or on a forward foreign exchange basis on the date a Portfolio is entitled to receive the applicable foreign currency. These forward foreign exchange transactions will generally be of as short a duration as practicable and will generally settle on the date of receipt of the applicable foreign currency involving specific receivables or payables of the Portfolio accruing in connection with the purchase and sale of its securities and income received on the securities or the sale and redemption of Units. These transactions are accomplished by contracting to purchase or sell a specific currency at a future date and price set at the time of the contract. The cost to a Portfolio of engaging in these foreign currency transactions varies with such factors as the currency involved, the length of the contract period and the market conditions then prevailing. Since transactions in foreign currency exchange are usually conducted on a principal basis, fees or commissions are not normally involved. Although foreign exchange dealers trade on a net basis they do realize a profit based upon the difference between the price at which they are willing to buy a particular currency (bid price) and the price at which they are willing to sell the currency (offer price). The relevant exchange rate used for evaluations of securities will include the cost of buying or selling, as the case may be, of any forward foreign exchange contract in the relevant currency to correspond to the requirement that Units when purchased settle on a regular basis and that the Trustee settle redemption requests in United States dollars within seven days.

   Exchange Controls. On the basis of the best information available to the Sponsors at the present time none of the securities, except as otherwise indicated in a Portfolio's prospectus, is subject to exchange control restrictions under existing law which would materially interfere with payment to a Portfolio of amounts due on securities either because the particular jurisdictions have not adopted any currency regulations of this type or because the issues qualify for an exemption or the Portfolio, as an extraterritorial investor, has qualified its purchase of securities as exempt by following applicable "validation" or similar







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regulatory or exemptive procedures.  However, there can be no assurance that exchange control regulations might not be adopted in the future which might adversely affect payments to a Portfolio.

   In addition, the adoption of exchange control regulations and other legal restrictions could have an adverse impact on the marketability of international securities in a Portfolio and on the ability of a Portfolio to satisfy its obligation to redeem Units tendered to the Trustee for redemption.

   Liquidity. Foreign securities generally have not been registered under the Securities Act of 1933 and may not be exempt from the registration requirements of the Act. Sales of non-exempt securities by a Portfolio in United States securities markets are subject to severe restrictions and may not be practicable. Accordingly, sales of these securities by a Portfolio will generally be effected only in foreign securities markets. Although the Sponsors do not believe that a Portfolio will encounter obstacles in disposing of the securities, investors should realize that the securities may be traded in foreign countries where the securities markets are not as developed or efficient and may not be as liquid as those in the United States. To the extent the liquidity of these markets becomes impaired, however, the value of a Portfolio when responding to a substantial volume of requests for redemption of Units (should redemptions be necessary despite the market making activities of the Sponsors) received at or about the same time could be adversely affected. This might occur, for example, as a result of economic or political turmoil in a country in whose currency a Portfolio had a substantial portion of its assets invested, or should relations between the United States and a foreign country deteriorate markedly. Even though the securities are listed, the principal trading market for the securities may be in the over-the-counter market. As a result, the existence of a liquid trading market for the securities may depend on whether dealers will make a market in the securities. There can be no assurance that a market will be made for any of the securities, that any market for the securities will be maintained or of the liquidity of the securities in any markets made. In addition, a Portfolio may be restricted under the Investment Company Act of 1940 from selling securities to any Sponsor. The price at which the securities may be sold to meet redemptions and the value of a Portfolio will be adversely affected if trading markets for the securities are limited or absent.


Additional Hong Kong Risk Factors (Select Ten Series-Hong Kong Portfolio only)

   The information set forth below has been extracted from various governmental and private publications, but no representation can be made as to its accuracy; furthermore, no representation is made that any correlation exists between the state of the economy of Hong Kong and the value of any securities held by a Hong Kong Portfolio.

   Hong Kong. The British colony of Hong Kong, established in the 1840's, is situated on the southern coast of the People's Republic of China ("China"). It is currently a colony of Great Britain, ruled by the British Government with a Governor appointed by the Queen on the advice of the British Government. The Hong Kong government generally follows a laissez-faire policy towards industry. There are no major import, export or foreign exchange restrictions. Regulation of business is generally minimal with certain exceptions, including regulated entry into certain sectors of the economy and a fixed exchange rate regime by which the Hong Kong dollar has been pegged to the U.S. dollar. Over the ten year period between 1983 and 1993, Real Gross Domestic Product increased at an average annual rate of approximately 6%.

   Hong Kong Exchange. The Stock Exchange of Hong Kong Ltd. (the "Hong Kong Exchange"), with a total market capitalization as of December 31, 1993 of approximately US$385 billion, is the second largest stock market in Asia, measured by market capitalization, behind that of Japan. As of that date, 477 companies and 891 securities (including ordinary shares, warrants and other derivative instruments) were listed on the Hong Kong Exchange. The Securities and Futures Commission, which was established by






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the Hong Kong government in 1989, exercises supervision of the securities, financial investment and commodities futures industry.

   The Hang Seng Index is subject to change and delisting of shares of any issuers may have an adverse impact on the performance of a Portfolio. Jardine Matheson Holdings Ltd. ("Jardine Matheson"), Jardine Strategic Holdings Ltd. ("Jardine Strategic"), Lai Sun Garment (International) Ltd. and Windsor Industrial Corporation Ltd. delisted from the Hong Kong Exchange on November 30, 1994 and three Jardine affiliates (Dairy Farms International Holdings Ltd., Hong Kong Land Holdings Ltd. and Mandarin Oriental International Ltd. (collectively with Jardine Matheson and Jardine Strategic, the "Jardine Companies")) delisted from the Hong Kong Exchange on February 28, 1995. The Jardine Companies represented almost 10% of total capitalization of the Hang Seng Index. Any future delisting could have an adverse impact on the performance of a Portfolio. Such delisting would not necessarily result in the disposal of the stock of these companies, nor would it prevent a Portfolio from purchasing such securities in connection with the issuance of additional Units or the purchase of additional securities.

   Volatility of the Hang Seng Index. Securities prices on the Hang Seng Index can be highly volatile and are sensitive to developments in Hong Kong and China, as well as other world markets. For example, in 1989, the Hang Seng Index rose to 3,310 in May from its previous year-end level of 2,687 but fell to 2,094 in early June 1989. The Hang Seng Index gradually climbed in subsequent months but fell by 181 points on October 13, 1989 (approximately 6.5%) following a substantial fall in the U.S. stock markets, and at the year end closed at a level of 2,837. More recently, during 1994 the Hang Seng Index lost approximately 31% of its value.

   The following table demonstrates the volatility of the Hang Seng Index in comparison to that of the FT Index and the Dow Jones Industrial Average by showing for each index, the number of trading days during the period from January 1, 1989 through March 31, 1994, on which the value of the index in local currency gained or lost 1%, 2% and 3% of its value as of the previous trading day.

                                             Number of Trading Days with
                                                Gains or Losses Shown
                                         -------------------------------------
                    Percentage Gains
                        or Losses        Hang Seng          FT Dow Jones
                    in Value of Index      Index      Index Industrial Average
                    -----------------    ---------    ------------------------

                         1%  . . . . .        532                364251

                         2%  . . . . .        194                  3935

                         3%  . . . . .         74                  1210

   Previous performance is no guarantee of future results; any index may display more or less volatility in the future.

   Hong Kong's Reversion to Chinese Sovereignty. Hong Kong will revert to Chinese sovereignty effective July 1, 1997 with Hong Kong becoming a Special Administrative Region ("SAR") of China. Although China has committed by treaty to preserve for 50 years the economic and social freedoms currently enjoyed in Hong Kong, the continuation of the economic system in Hong Kong after the reversion will be dependent on the Chinese government and there can be no assurances that the commitment made by China regarding Hong Kong will be maintained. Legislation has recently been enacted in Hong Kong that will extend democratic voting procedures for Hong Kong's legislature. China has expressed disagreement with this legislation which it states is in contravention of the principles evinced in the Basic Law of the Hong Kong SAR. The National People's Congress of China has passed a resolution to the effect










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that the Legislative Council and certain other councils and boards of the Hong
Kong Government will be terminated on June 30, 1997. It is expected that such bodies will be subsequently reconstituted in accordance with China's interpretation of the Basic Law. China and Great Britain have also yet to resolve their differences on other issues relating to the reversion to sovereignty including the financing of and construction of a new international airport on Lantau Island. Any increase in uncertainty as to the future economic and political status of Hong Kong could have a materially adverse effect on the value of a Hong Kong Portfolio.

   Most Favored Nation Status. China (like most other nations) currently enjoys a most favored nation status ("MFN Status") from the United States, which is subject to annual review by the President of the United States. One June 2, 1994, President Clinton signed an executive order which renewed China's MFN Status for another year. Revocation of the MFN Status would have a severe effect on China's trade and thus could have a materially adverse effect on the value of a Hong Kong Portfolio.

   Other Economic Factors. The performance of certain companies listed on the Hong Kong Exchange is linked to the economic climate of China. For example, between 1985 and 1990, Hong Kong businesses invested US$20 billion in the nearby Chinese province of Guangdong to take advantage of the lower property and labor costs than were available in Hong Kong. Recently, however, high economic growth in this area (industrial production grew at an annual rate of about 20% in 1991, 24% in 1992 and 36.5% in 1993) has been associated with rising inflation and concerns about the devaluation of the Chinese currency. Any downturn in economic growth or increase in the rate of inflation in China could have a materially adverse effect on the value of a Hong Kong Portfolio.


Concentration

   A Portfolio may contain or be concentrated in securities of issuers engaged in the industries discussed below. An investment in a Portfolio should be made with an understanding of the risks that these securities may entail, certain of which are described below.
Natural Gas Companies

   Stocks of companies engaged in the exploration and production, transmission or distribution of natural gas may include integrated natural gas companies that explore for and produce natural gas and transport and deliver it to customers; natural gas transmission companies, commonly called pipelines, that sell at wholesale to other pipelines and to distribution companies; natural gas distribution companies that service residential, commercial and industrial customers; natural gas exploration and production companies; and drilling companies that service natural gas exploration and production companies. These companies derive or are expected to derive at least 25% of their sales and operating income from the natural gas industry. Factors which the Sponsors believe may increase demand for natural gas include the encouragement of the use of natural gas by the recent amendments to the Clean Air Act, the cleanliness of natural gas as a fuel coupled with the increased concern about the environment, use by electric utilities of natural gas as a primary fuel source as a result of the repeal of the Fuel Use Act in 1987 and the increased use of natural gas in co-generation of electricity. The profitability of natural gas operations could be enhanced by the 1990 amendments to the Clean Air Act, which should increase demand for natural gas products by electric utilities and other energy consumers. The Commerce Department predicts that natural gas will be a growing source of energy during the 1990s, because of projected higher costs for oil and because natural gas is a cleaner burning fuel. The transportation industry may make increased use of natural gas in order to meet more stringent mileage and emissions requirements. There are significant constraints on increased use of natural gas however, including a potential need for additional pipelines. Additionally, companies involved in natural gas processing may experience difficulties in the long term if product prices do not keep pace with potential increases in gas costs.

   Natural gas utilities are generally subject to extensive regulation by state utility commissions or by the Federal Energy Regulatory Commission ("FERC"), in the case of pipeline companies, which, for







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example, establish the rates that may be charged and the appropriate rate of return on an approved asset base. FERC, through Order 636, unbundles natural gas services and allows for additional competition. Certain natural gas utilities have had difficulty from time to time in persuading regulators, who are subject to political pressures, to grant rate increases necessary to maintain an adequate return on investment and voters in many states have the ability to influence limits on rate adjustments (for example, through election of utilities commissioners, by initiative or by referendum). Any unexpected limitations could negatively affect the profitability of natural gas utilities. In addition, gas pipeline and distribution companies have had difficulties in adjusting to short and surplus energy supplies, enforcing or being required to comply with long-term contracts and avoiding litigation from their customers, on the one hand, or suppliers, on the other.

   General problems of the natural gas utility industry include difficulty in obtaining timely and adequate rate increases, recovery of take-or-pay costs, the uncertainty of transmission service costs for both interstate and intrastate transactions, changes in tax laws which adversely affect a natural gas utility's ability to operate profitably, reduced demand for natural gas in certain areas of the country, competition from electricity and oil in the residential and commercial markets, restrictions on operations and increased insurance premiums and other costs and delays attributable to environmental considerations, uncertain availability and increased cost of capital and availability and cost of natural gas for resale. Pipeline companies may be subject to increased competition because of approval by FERC of the construction of new pipelines and delays because of the need to obtain FERC approval of new gas contracts. The natural gas utility business is highly seasonal and weather sensitive. In addition, natural gas competes directly with oil for industrial uses and large industries have retained the flexibility to switch from natural gas to oil; consequently, a fall in oil prices could prevent natural gas prices from rising or result in a loss of customers because of conversions to oil. Natural gas competes with coal in the utility market as a boiler fuel. Exploration and production companies could be impacted in a period of declining natural gas prices. Further, any future scientific advances concerning new sources of energy and fuels or legislative changes with respect to the energy industry or the environment could have a negative impact on the natural gas industry. And, while legislation has recently been enacted to deregulate certain aspects of the natural gas industry, no assurances can be given that new or additional regulations will not be adopted. Each of the problems referred to could adversely affect the financial stability of the issuers of any natural gas stocks in a Fund.

Petroleum Refining Companies.

   According to the U.S. Department of Commerce, the factors which will most likely shape the petroleum refining and marketing industry to 1996 and beyond include the price and availability of oil from the Middle East, general economic conditions, changes in United States regulatory policies, international events and the continued decline in U.S. production of crude oil. Possible effects of these factors may be increased U.S. and world dependence on oil from the Organization of Petroleum Exporting Countries ("OPEC"), highly uncertain and potentially more volatile oil prices and a higher rate of growth for natural gas production than for other fuels.

   The refining industry is highly competitive with margins sensitive to supply and demand cycles. Declining U.S. crude oil production will likely lead to increased dependence on OPEC oil, putting refiners at risk of continued and unpredictable supply disruption. The existence of surplus crude oil production capacity and the willingness to adjust production levels are the two principal requirements for stable crude oil markets. Without excess capacity, supply disruptions in some countries cannot be compensated for by others.
   Although unused capacity can contribute to market stability, it also creates pressure to overproduce and contributes to market uncertainty. The likely restoration of a large portion of Kuwait and Iraq's production and export capacity over the next few years could lead to market disruptions in the absence of substantial growth in world oil demand. Formerly, OPEC members attempted to exercise control over production levels in each country through a system of mandatory production quotas. The mandatory system has since been replaced with a voluntary system. Production under the new system has had to be curtailed on at least one occasion as a result of weak prices, even in the absence of supplies from Iraq. The pressure






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to deviate from mandatory quotas, if they are reimposed, is likely to be substantial and could lead to a weakening of prices.
   Fluctuations in demand for oil-related products could also effect the profitability of oil companies. If world oil demand increases additional capacity and production will be required to compensate for expected sharp drops in U.S. crude oil production and exports from the former Soviet Union. Only a few OPEC countries, particularly Saudi Arabia, have the petroleum reserves that will allow the required increase in production capacity to be attained. Given the large-scale financing that is required, the prospect that such expansion will occur soon enough to meet the increased demand is uncertain. However, no assurance can be given that the demand for or the price of oil will increase or that if either anticipated increase does take place, it will not be marked by great volatility. Lower consumer demand due to increases in energy efficiency, gasoline reformulations that call for less crude oil, warmer winters or a general slowdown in economic growth in this country and abroad, could negatively affect the price of oil and the profitability of oil companies. Cheaper oil could also decrease demand for natural gas.

   Refiners are subject to extensive federal, state and local environmental laws and regulations that will pose serious challenges to the industry over the coming decade. Refiners are likely to be required to commit considerable resources to plant additions and make major production adjustments in order to comply with increasingly stringent environmental legislation, such as the 1990 amendments to the Clean Air Act. If the cost of these changes is substantial enough to cut deeply into profits, smaller refiners may be forced out of the industry entirely. Additionally, refining operations are hazardous due, in part, to the highly flammable nature of crude oil, natural gas and refined products. As a result, refining operations are subject to personal injury and property damage incidents.

   Any future scientific advances concerning new sources of energy and fuels or legislative changes relating to the energy industry or the environment could have a negative impact on the petroleum product or natural gas industry. While legislation has been enacted to deregulate certain aspects of the oil industry, no assurances can be given that new or additional regulations will not be adopted. Each of the problems referred to above could adversely affect the financial stability of the issuers of any petroleum industry stocks in a Portfolio.

Hong Kong Real Estate Companies.

   Certain Hong Kong Portfolios may be considered to be concentrated in common stocks of companies engaged in real estate asset management, development, leasing, property sales and other related activities. Investment in securities issued by these real estate companies should be made with an understanding of the many factors which may have an adverse impact on the credit quality of the particular company or industry. Generally, these include economic recession, the cyclical nature of real estate markets, competitive overbuilding, unusually adverse weather conditions, changing demographics, changes in governmental regulations (including tax laws and environmental, building, zoning and sales regulations), increases in real estate taxes or costs of material and labor, the inability to secure performance guarantees or insurance as required, the unavailability of investment capital and the inability to obtain construction financing or mortgage loans at rates acceptable to builders and purchasers of real estate. Additional risks include an inability to reduce expenditures associated with a property (such as mortgage payments and property taxes) when rental revenue declines, and possible loss upon foreclosure of mortgaged properties if mortgage payments are not paid when due.

   Recently, in the wake of Chinese economic development and reform, certain Hong Kong real estate companies and other investors began purchasing and developing real estate in southern China, including Beijing, the Chinese capital. By 1992, however, southern China began to experience a rise in real estate prices, increases in construction costs and a tightening of credit markets. Any worsening of these conditions could affect the profitability and financial condition of Hong Kong real estate companies and could have a materially adverse effect on the value of a Hong Kong Portfolio.

Semiconductor and Electronics Equipment Companies.

   A Fund may be concentrated in stocks of issuers that manufacture semiconductors and electronics equipment. Semiconductor and Electronics companies present certain risks that may not exist to the same degree in other industries. The industry is rapidly developing and highly competitive, both domestically and internationally. Technology stocks, in general, tend to be relatively volatile as compared to other types of investments. While volatility may create investment opportunities, it does entail risk. Companies throughout the technology field include many smaller and less seasoned companies. These types of companies may present greater opportunities for capital appreciation, but usually involve greater risks. These companies may have limited product lines, markets or financial resources, or may have limited management or marketing personnel. In addition, the securities that have wide institutional holding are more volatile than the securities with lower institutional holding. The industry is also strongly affected by worldwide scientific and technological developments and the products of these companies may rapidly fall into obsolescence. Certain of these companies may offer products or services that are subject to (or may become subject to) government regulation and may, therefore, be affected adversely by government policies. Other factors that characterize the industry include low barriers to entry, short product life cycles, aggressive pricing and reduced profit margins, dramatic and often unpredictable changes in growth rates, a high degree of investment needed to maintain competitiveness, frequent new product introduction, the need to enhance existing products, intense competition from large established companies, and potential competition from small start up companies. In addition, semiconductor and electronics equipment companies are subject to events that affect manufacturing companies in general, such as increases in material or labor costs, changes in distribution channels and the need to manage inventory levels in line with product demand.

   The Semiconductor Industry. The semiconductor industry is characterized by rapid change in both product and manufacturing process technology. As a result, companies are required to introduce, on an ongoing basis, more advanced process technologies in order to respond to customer requirements. Shortages of supplies for raw materials and equipment could occur in the future in various critical materials and equipment due to interruption of supply or increased industry demand. Any such shortages could result in higher costs or production delays which could have a material adverse effect on an issuer's business and financial condition. The industry is subject to a variety of governmental regulations related to the use, discharge and disposal of toxic, volatile or otherwise hazardous materials used in the manufacturing process. Any failure by a company to use, discharge or dispose of hazardous materials appropriately could subject it to substantial liability or could require it to suspend or adversely modify its manufacturing operations. The semiconductor industry historically has been characterized by wide fluctuations in product supply and demand. From time to time, the industry also has experienced significant downturns. These downturns have been characterized by diminished product demand, production overcapacity and accelerated erosion of average selling prices of semiconductor products. In some cases, these downturns have lasted for more than a year. No assurance can be given that any company's business will not be adversely affected in the future by cyclical conditions in the semiconductor industry. Furthermore, there can be no assurance that changes in environmental regulations in the future will not require companies to make significant capital expenditures to modify, supplement or replace equipment or to change methods of disposal or discharge or the manner in which they manufacture products or operate their business. Fixed costs represent a substantial portion of the total operating costs of a semiconductor manufacturing operation. As a result, any failure by a company to operate at near full capacity, whether due to mechanical failure, lack of orders, fire or natural disaster, or other causes could result in diminished profitability or losses. The consequences of a fire, natural disaster or similar occurrence affecting production could be particularly significant for any company. These companies are also dependent to a substantial degree upon skilled professional and technical personnel and there is considerable competition for the services of qualified personnel in the semiconductor industry.

Utilities

   The ability of utilities to meet their obligations with respect to revenue bonds issued on their behalf is dependent on various factors, including the rates they may charge their customers, the demand for a utility's services and the cost of providing those services. Utilities, in particular investor-owned utilities, are subject to extensive regulation relating to the rates which they may charge customers. Utilities can experience regulatory, political and consumer resistance to rate increases. Utilities engaged in long-term capital projects are especially sensitive to regulatory lags in granting rate increases. Any difficulty in obtaining timely and adequate rate increases could adversely affect a utility's results of operations.

   The demand for a utility's services is influenced by, among other factors, competition, weather conditions and economic conditions. Electric utilities, for example, have experienced increased competition as a result of the availability of other energy sources, the effects of conservation on the use of electricity, self-generation by industrial customers and the generation of electricity by co-generators and other independent power producers. Also, increased competition will result if federal regulators determine that utilities must open their transmission lines to competitors. Utilities which distribute natural gas also are subject to competition from alternative fuels, including fuel oil, propane and coal.

   The utility industry is an increasing cost business making the cost of generating electricity more expensive and heightening its sensitivity to regulation. A utility's costs are influenced by the utility's cost of capital, the availability and cost of fuel and other factors. In addition, natural gas pipeline and distribution companies have incurred increased costs as a result of long-term natural gas purchase contracts containing "take or pay" provisions which require that they pay for natural gas even if natural gas is not taken by them. There can be no assurance that a utility will be able to pass on these increased costs to customers through increased rates. Utilities incur substantial capital expenditures for plant and equipment. In the future they will also incur increasing capital and operating expenses to comply with environmental legislation such as the Clean Air Act of 1990, and other energy, licensing and other laws and regulations relating to, among other things, air emissions, the quality of drinking water, waste water discharge, solid and hazardous substance handling and disposal, and siting and licensing of facilities. Environmental legislation and regulations are changing rapidly and are the subject of current public policy debate and legislative proposals. It is increasingly likely that some or many utilities will be subject to more stringent environmental standards in the future that could result in significant capital expenditures. Future legislation and regulation could include, among other things, regulation of so-called electromagnetic fields associated with electric transmission and distribution lines as well as emissions of carbon dioxide and other so-called greenhouse gases associated with the burning of fossil fuels. Compliance with these requirements may limit a utility's operations or require substantial investments in new equipment and, as a result, may adversely affect a utility's results of operations.

   The electric utility industry in general is subject to various external factors including (a) the effects of inflation upon the costs of operation and construction, (b) substantially increased capital outlays and longer construction periods for larger and more complex new generating units, (c) uncertainties in predicting future load requirements, (d) increased financing requirements coupled with limited availability of capital, (e) exposure to cancellation and penalty charges on new generating units under construction, (f) problems of cost and availability of fuel, (g) compliance with rapidly changing and complex environmental, safety and licensing requirements, (h) litigation and proposed legislation designed to delay or prevent construction of generating and other facilities, (i) the uncertain effects of conservation on the use of electric energy, (j) uncertainties associated with the development of a national energy policy, (k) regulatory, political and consumer resistance to rate increases and (l) increased competition as a result of the availability of other energy sources. These factors may delay the construction and increase the cost of new facilities, limit the use of, or necessitate costly modifications to, existing facilities, impair the access of electric utilities to credit markets, or substantially increase the cost of credit for electric generating facilities. In addition, there are various proposals for a new energy tax before Congress. The Sponsors cannot predict at this time the ultimate effect of such factors on the ability of any issuers to meet their obligations with respect to Debt Obligations.

   The National Energy Policy Act ("NEPA"), which became law in October, 1992, makes it mandatory for a utility to permit non-utility generators of electricity access to its transmission system for wholesale customers, thereby increasing competition for electric utilities. NEPA also mandated demand-side management policies to be considered by utilities. NEPA prohibits the Federal Energy Regulatory Commission from mandating electric utilities to engage in retail wheeling, which is competition among suppliers of electric generation to provide electricity to retail customers (particularly industrial retail customers) of a utility. However, under NEPA, a state can mandate retail wheeling under certain conditions.
   There is concern by the public, the scientific community, and the U.S. Congress regarding environmental damage resulting from the use of fossil fuels. Congressional support for the increased regulation of air, water, and soil contaminants is building and there are a number of pending or recently enacted legislative proposals which may affect the electric utility industry. In particular, on November 15, 1990, legislation was signed into law that substantially revises the Clean Air Act (the "1990 Amendments"). The 1990 Amendments seek to improve the ambient air quality throughout the United States by the year 2000. A main feature of the 1990 Amendments is the reduction of sulphur dioxide and nitrogen oxide emissions caused by electric utility power plants, particularly those fueled by coal. Under the 1990 Amendments the U.S. Environmental Protection Agency ("EPA") must develop limits for nitrogen oxide emissions by 1993. The sulphur dioxide reduction will be achieved in two phases. Phase I addresses specific generating units named in the 1990 Amendments. In Phase II the total U.S. emissions will be capped at 8.9 million tons by the year 2000. The 1990 Amendments contain provisions for allocating allowances to power plants based on historical or calculated levels. An allowance is defined as the authorization to emit one ton of sulphur dioxide.

   The 1990 Amendments also provide for possible further regulation of toxic air emissions from electric generating units pending the results of several federal government studies to be conducted over the next three to four years with respect to anticipated hazards to public health, available corrective technologies, and mercury toxicity.

   Electric utilities which own or operate nuclear power plants are exposed to risks inherent in the nuclear industry. These risks include exposure to new requirements resulting from extensive federal and state regulatory oversight, public controversy, decommissioning costs, and spent fuel and radioactive waste disposal issues. While nuclear power construction risks are no longer of paramount concern, the emerging issue is radioactive waste disposal. In addition, nuclear plants typically require substantial capital additions and modifications throughout their operating lives to meet safety, environmental, operational and regulatory requirements and to replace and upgrade various plant systems. The high degree of regulatory monitoring and controls imposed on nuclear plants could cause a plant to be out of service or on limited service for long periods. When a nuclear facility owned by an investor-owned utility or a state or local municipality is out of service or operating on a limited service basis, the utility operator or its owners may be liable for the recovery of replacement power costs. Risks of substantial liability also arise from the operation of nuclear facilities and from the use, handling, and possible radioactive emissions associated with nuclear fuel. Insurance may not cover all types or amounts of loss which may be experienced in connection with the ownership and operation of a nuclear plant and severe financial consequences could result from a significant accident or occurrence. The Nuclear Regulatory Commission (the "NRC") has promulgated regulations mandating the establishment of funded reserves to assure financial capability for the eventual decommissioning of licensed nuclear facilities. These funds are to be accrued from revenues in amounts currently estimated to be sufficient to pay for decommissioning costs.

   The Public Utility Holding Company Act of 1935 (the "1935 Act") regulates, among other things, certain acquisitions of voting securities of electric utility companies and gas utility companies by anyone who is an "affiliate" of a public utility company (a person or organized group of persons that directly or indirectly owns, controls or holds with power to vote 5% or more of the outstanding voting securities of a public utility company). In addition, the 1935 Act requires a "holding company" (among other categories, a company which directly or indirectly owns, controls or hold with power to vote 10% or more of the outstanding voting securities of a public utility company or a "holding company") to register as such with the Securities and Exchange Commission and be otherwise subject to certain restrictions on the acquisition of securities and other interests in public utility companies. The Fund does not intend to make any investment that would result in its becoming subject to the 1935 Act. If the Fund were considered to be a member of an organized group of persons, the 1935 Act might limit the Fund's acquisition of the voting securities of public utility companies by reason of the control by the group of 5% or more of the voting securities of a public utility company.

   The following illustrates the performance of electric utility stocks compared to stocks in general and highgrade corporate bonds over the last twenty years:


   COMPARISON OF ANNUAL RETURNS OF UTILITIES, INDUSTRIALS AND
                              BONDS

          Moody's Electric  Standard & Poor's     Long-Term
           Utility Average      500 Index      Corporate Bonds
           ---------------   ---------------   ---------------
 1974           -24.40%            -26.39%            -3.06%

 1975            47.30%             37.16%            14.64%

 1976            28.40%             23.57%            18.65%

 1977            11.20%             -7.41%             1.71%

 1978            -3.90%              6.39%            -0.07%

 1979             4.80%             18.20%            -4.18%

 1980             8.10%             32.27%            -2.62%

 1981            19.70%             -5.01%            -0.96%

 1982            34.90%             21.44%            43.79%

 1983            14.50%             22.56%             4.70%

 1984            22.70%              6.10%            16.39%

 1985            28.10%             31.57%            30.90%

 1986            29.90%             18.76%            19.85%

 1987            -9.10%              5.10%            -0.27%

 1988            16.60%             16.33%            10.70%

 1989            30.60%             31.47%            16.23%

 1990             3.20%             -3.27%             6.78%

 1991            30.00%             30.41%            19.89%

 1992             4.00%              7.67%             9.39%

 1993            10.40%              9.97%            13.19%

 1994           -16.36%              1.30%            -5.76%

 1/1/95 to       16.72%             19.98%            16.14%
 6/30/95

__________________________
Sources: The Moody's Electric Utility Average represents a market capitalization weighted average of 24 selected domestic public utility stocks, published since 1929 by Moody's Investors Service. The S&P 500 Index is composed of 500 selected common stocks, most of which are listed on the New York Stock Exchange. It contains a variety of companies with diverse capitalization, market-value weighted to represent the overall market. Data on long-term corporate bonds are compiled by Ibbotson Associates, based primarily on the Salomon Brothers Long-Term High-Grade Corporate Bond Index, which includes nearly all Aaa- and Aa rated bonds.

   The returns shown in the chart above represent changes in security prices during each year plus income distributed, divided by the price on the first day of the year. The average annualized returns for 1972 through 6/30/95 were 15.14% for the Moody's Electric Utility Average, 15.10% for the Standard & Poor's 500 Index and 11.18% for Ibbotson Associates' corporate bond composite. For example, $1,000 invested on January 1, 1975 in Moody's Electric utility average would have been worth $17,992.34 by June 30, 1995; $1,000 invested in the Standard & Poor's 500 Index would have been worth $17,852.36; $1,000 in long term corporate bonds would have been worth $8,774.50, by the end of this period. These represent compounded returns, assuming income distributed during each year was reinvested on the first day of the succeeding year. They do not reflect any deduction for commissions or taxes. These figures represent past performance, and are no guarantee of future results. Of course, an investor in the Fund may experience somewhat lower returns because of sales charges, commissions and Fund expenses, as well as the fact that the Fund will hold many stocks different from the Moody's Electric Utility Average and may not be fully invested at all times.

The Telecommunications Industry

   The telecommunications industry is subject to varying degrees of regulatory, political and economic risk which may affect the price of the stocks of companies involved in such industry. Such risks depend on a number of factors including the country in which a company is located. Telecommunications companies in both developed and emerging countries are undergoing significant change due to varying and evolving levels of governmental regulation or deregulation and technological advances as well as other factors. As a result, competitive pressures are intense and the securities of such companies may be subject to rapid price volatility. In addition, companies offering telephone services are experiencing increasing competition from alternate service providers. The cellular telephone industry also faces increased competition as the Federal Communications Commission ("FCC") recently sold additional spectrum to personal communications service providers, doubling the competitors in a service area. All telecommunications companies in both developed and emerging countries are subject to the additional risk that technological innovations will make their products and services obsolete.

   United States. The Portfolio may be concentrated in stocks of companies that are engaged in providing local, long-distance and cellular services, in the manufacture of telecommunications products and in a wide range of other activities including directory publishing, information systems and the operation of voice, data and video telecommunications networks. Technological innovations in fiber optics, cellular products and services, voice messaging, call waiting and automatic dialing offer additional potential for significant expansion. Advances like formation of a national cellular grid should also contribute to the anticipated growth of this industry. The Fund may contain securities of the Regional Bell Holding Companies ("RBOCs") which were spun off from AT&T in 1984 pursuant to approval of the U.S. District Court for the District of Columbia (the "Court"), implementing a consent decree relating to antitrust proceedings brought by the U.S. Department of Justice. The RBOCs include Ameritech Corporation, Bell Atlantic Corporation, BellSouth Corporation, NYNEX Corporation, Pacific Telesis Group, SBC and U.S. West, Inc. These companies provide near monopoly local and intrastate telephone service as well as cellular and other generally unregulated services. This sector was emphasized in the Portfolio to obtain the greater yields available relative to the other sectors, as well as a more predictable but slower earnings growth. The Fund also contains the securities of certain independent telephone companies which are subject to regulation by the FCC and state utility commissions but not subject to the consent decree binding the RBOCs and AT&T and of certain long-distance telecommunications carriers, certain telecommunications equipment manufacturers and certain non-U.S. companies which provide telecommunications services or equipment mainly outside the United States. International communications facilities in the United States are also subject to the jurisdiction of the FCC, and the provision of service to foreign countries is subject to the approval of the FCC and the appropriate foreign governmental agencies.

   In accordance with the consent decree, the RBOCs provide local telephone service, including exchange access for long-distance companies, and may provide directory advertising and new customer equipment. Many of the RBOCs, pursuant to waivers, may also engage in a broad range of businesses including foreign consulting, servicing computers and marketing or leasing office equipment. AT&T provides interexchange long distance telephone service in competition with numerous other providers and certain other products, services and customer equipment.
   The Court's order approving the consent decree provided for periodic reviews of the restrictions imposed by it. In April 1990, a Federal appeals court directed the Court to review its ruling that restricts RBOC involvement in the information services business and to determine whether removal of the information services restriction would be in the public interest. On July 25, 1991, the Court lifted the information services ban. Other portions of the consent decree are being litigated. As RBOCs are released from the restrictions of the 1984 divestiture decree, they and other telephone companies are being freed to create new products, services and businesses. Telecommunications legislation is pending in the U.S. House of Representatives and the Senate that would allow full competition among local exchange companies, long distance companies and cable television operators.

   The independent telephone companies, like the RBOCS, provide local telecommunications service, but operate in a more limited area. These companies are not subject to the consent decree and therefore can provide the full range of telecommunications services including local exchange services, the installation of business systems, telephone consulting, the manufacture of telecommunications equipment, operation of voice and data networks and directory publishing. Cellular service is providing an increasing component of the revenues of the RBOCs and independent telephone companies. Both the RBOCs and independents are subject to regulation by the FCC and state regulatory
authorities.  The   FCC  also   has  the   power  to   regulate  the  types   of
telecommunications equipment which may be used and therefore may affect the business of companies in the manufacturing of telecommunications equipment. Long-distance companies which provide long-distance telecommunications services are subject to regulation by the FCC. The long-distance industry is consolidating into larger carriers.

   Certain telecommunications services have in the past been fairly resistant to recession with the exception of long-distance carriers. The Sponsors believe that companies in the telephone business may remain resistant to recession in the next few years and may experience some growth in access lines and message units. Cellular telephone service should continue to expand, although at lesser rates of growth than in the recent past. Also, ongoing technological change has led to an increase in the development of new services such as voice messaging, call screening and automatic dialing and the demand for business services such as the use of fax machines and the movement of data information.

   Business conditions of the telecommunications industry may affect the ability of the issuers of the Securities in the Fund to meet their obligations. The FCC and certain state utility regulators have introduced certain incentive plans such as price-cap regulation which apply to certain portions of the business of certain local exchange carriers. Price-cap regulation offers local exchange carriers an opportunity to share in higher earnings provided they become more efficient. These new approaches to regulation by the FCC and various state or other regulatory agencies result in increased competition, and could lead to greater risks as well as greater rewards for operating telephone companies. Technology has tended to offset the effects of inflation and is expected to continue to do so. Under traditional regulation, continuing cost increases, to the extent not offset by improved productivity and revenues from increased volume of business, would result in a decreasing rate of return and a continuing need for rate increases. Although allowance is generally made in ratemaking proceedings for cost increases, delays may be experienced in obtaining the necessary rate increases and there can be no assurance that the regulatory commissions in the future will grant rate increases adequate to cover operating and other expenses and debt service requirements. The long-distance industry has been increasingly opened to competition over the last number of years. As a result, the major long-distance companies compete actively for market share. Indeed, to meet increasing competition, telephone companies will have to commit substantial capital, technological and marketing resources.

   Cellular and cable companies provide wireless services including paging, dispatch and cellular services throughout the U.S. Most of the RBOCS, as well as long distance companies, are seeking to increase their share of the cellular market in view of perceived future growth prospects. It is unclear what effect, if any, increased competition between wireless and traditional services will have on the telecommunications industry. Other potential competition for local service has also developed. The deregulated cellular telephone industry has a limited operating history and there is significant uncertainty regarding its future, particularly with regard to increased competition, the continued growth in the number of customers, the usage and pricing of cellular services, and the cost of providing cellular services, including the cost of attracting new customers, developing new technology and the ability to obtain licenses to provide cellular services. Recent industry developments may provide increased competition and reduced revenues from cellular service for RBOCs and independent telephone companies. The uncertain outcomes of future labor agreements and employee and retiree benefit costs may also have a negative impact on profitability. Telephone usage, and therefore revenues, could also be adversely affected by any sustained economic recession. Each of these problems would adversely affect the profitability of the telecommunications issuers of the Securities in the Fund and their ability to meet their obligations.

   Telecommunications equipment companies design, manufacture, and distribute telecommunication equipment such as central office switching equipment, switches, displays, mobile and cellular equipment and systems, network transmission equipment, PBXS, satellite, microwave, antennas, and digital communications networks. Growth of these companies may result from telephone service industry expansion, modernization requirements and possible new technology such as interactive television. As less developed countries modernize their telecommunications infrastructure, the demand for these products increases. This segment of the industry is subject to rapidly changing technology and the risk of technological obsolescence although it is generally not subject to regulation as other telecommunications services are.

   In addition, the portfolio may contain securities issued by telephone companies which provide telecommunications services or equipment outside the United States; these companies are subject to regulation by foreign governments or governmental authorities which have broad authority regulating the provision of telecommunications services and the use of certain telecommunication equipment. Consequently, certain Securities in the Fund may be affected by the rules and regulations adopted by regulatory agencies in other countries from time to time.

   Foreign Telecommunications Issues. Many European, Latin American and Asian telephone systems appear to have significant growth potential. The international sector in the Portfolio consists predominantly of former government-owned telecommunications systems that have been privatized in stages. Most are similar to AT&T before 1984 in their dominance of local, long-distance and international service within their country. As governments privative their systems by selling stock to the public, telephone service is likely to expand and, as a result of greater efficiency, potentially become more profitable. On the other hand, the countries are allowing more companies to compete with the recently privatized companies. Many of these companies have expanded into other countries. The Sponsors believe there is significant potential for expansion of telephone services in foreign countries. Of course, there can be no assurance of whether or when telephone service in these countries will expand or its effects on the non-U.S. companies represented in any portfolio.

Real Estate Investment Trusts

   In General. REITs are financial vehicles that have as their objective the pooling of capital from a number of investors in order to participate directly in real estate ownership or financing. REIT's are generally fully integrated operating companies that have interests in income-producing real estate. REITs are differentiated by the types of real estate properties held and the actual geographic location of properties and fall into two major categories: equity REITs emphasize direct property investment, holding their invested assets primarily in the ownership of real estate or other equity interests, while mortgage REITs concentrate on real estate financing, holding their assets primarily in mortgages secured by real estate. As of the Initial Date of Deposit, the Fund contains only equity REITs. REITS obtain capital funds for investment in underlying real estate assets by selling debt or equity securities on the public or institutional capital markets or by bank borrowings. Thus, the returns on common equities of the REITs in which the Fund invests will be significantly affected by changes in costs of capital and, particularly in the case of highly "leveraged" REIT's, i.e. those with large amounts of borrowings outstanding, by changes in the level of interest rates. Since all the REITs in the Fund will be purchased in the secondary market, their purchase price will generally not reflect high initial sales charges.

   The objective of an equity REIT is to purchase income-producing real estate properties in order to generate high levels of cash flow from rental income and a gradual asset appreciation, and they typically invest in properties such as office, retail, industrial, hotel and apartment buildings and health care facilities.

   Overbuilding of commercial real estate projects in the 1980's often resulted in increased vacancy rates, intense competition for tenants, declining rents and deteriorating physical conditions. Coupled with the depressed real estate market, it became more difficult to obtain financing from traditional sources. Various REITs have acquired substantial established properties at depressed prices and have renovated existing properties to enhance their potential. Factory outlets, a new type of retail property, attract shoppers by offering name-brand merchandise at steep discounts, which can result in higher occupancy and eventually, higher rents. Expanding store size and diversification, a trend of the 1990's, has been enhanced by REIT investments, which have supported the recovering real estate market.

   REITs in the Fund are not highly leveraged and derive the majority of their income from rents on established property. Thus, while there can be no assurance of future performance, their income tends to be more reliable and less volatile than more highly leveraged REITs or REITs which invest substantially in new construction or project lending.

   Investment in the Fund should be made with an understanding of the many factors that may have an adverse impact on the performance of a particular REIT, its cash available for distribution, the credit quality of a particular REIT or the real estate industry generally. Risks associated with the direct ownership of real estate include general and local economic conditions, decline in real estate values, the financial health of tenants, e.g. consolidation and increased competition in the retail industry, dependency on the management skill of both the officers of the REITs and the managers of the underlying properties, dependency on heavy capital requirements, unpredictability of timing and amount of cash flow, overbuilding and increased competition for tenants, oversupply of properties for sale, unusually adverse weather conditions, changing demographics, changes in interest rates, changes in government regulations (including tax laws and environmental, building, zoning and sales regulations by various federal, state and local authorities), increases in real estate taxes, operating expenses or costs of material and labor, uninsured losses, environmental clean-up costs, liability to third parties for damages resulting from environmental problems, casualty or condemnation losses, natural disasters, limitation on rents, faulty construction, changes in neighborhood values, the appeal of properties to tenants, the inability to secure performance guarantees as required and the unavailability of construction financing or mortgage loans at rates acceptable to developers. Variations in rental income and space availability and vacancy rates in terms of supply and demand are additional factors affecting real estate generally and REITs in particular. Potential conflicts of interest often exist with a founding developer or outside manager.

   Performance by individual REIT'S is dependent on the types of real estate investments held. For example, the effect of interest rate fluctuations will be less on equity REITs than on mortgage REITs and the nature of the underlying assets of an equity REIT may be considered more tangible than that of a mortgage REIT. In addition, equity REITs may be affected by changes in the value of the underlying property it owns.

   REIT investment managers may concentrate investments in specific geographic areas, depending on their proximity to and knowledge of local real estate conditions; the impact of economic conditions on REITs can also be expected to vary with geographic location. Investors should also be aware that REITs may not be diversified and are subject to the risks of financing projects. REITs are also subject to defaults by borrowers, self-liquidation, the maker's perception of the REIT industry generally, and the possibility of failing to qualify for tax-free pass-through of income under the Internal Revenue Code of 1986, as amended (the "Code"), and to maintain exemption from the Investment Company Act of 1940. In the event of a default by a borrower or lessee, the REIT may experience delays in enforcing its rights as a mortgagee or lessor and may incur substantial costs associated with protecting its investments.

   REIT Taxation. Each of the REITs in which the Fund invests will generally state its intention to operate in such manner as to qualify for taxation as a "real estate investment trust" under Sections 856-860 of the Code, although, of course, no assurance can be given that each REIT will at all times so qualify.

   The REIT provisions of the Code contain three gross income requirements:

   1. At least 75% of the REIT gross income must be derived directly or indirectly from statutorily specified investments in real property or mortgages on real property.

   2. At least 95% of the REIT gross income must be of the type meeting the 75% requirements or must be derived from dividends, interest, or gains from the sale or disposition of stock or securities.

   3. Short-term gains from the disposition of stock or securities, gains from the disposition of property where the property was held primarily for sale to customers in the ordinary course of business, and gains from the disposition of real property held for less then 4 years must total less than 30% of the REIT's gross income.

   At the close of each quarter of a REIT's taxable year, it also must satisfy three tests relating to the nature if its assets. First, at least 75% of the value of its total assets must be represented by real estate assets, cash, cash items, and government securities. In addition, not more than 25% of this total assets may be represented by securities (other than those includible in the 75% asset class). Also, of the investments included in the 25% asset class, the value of any one issuer's securities owned may not exceed 5% of the value of its total assets, nor can it own more than 10% of any one issuer's outstanding voting securities.

   So long as an issuer qualifies as a REIT, it will, in general, be subject to Federal income tax only on income than is not distributed to stockholders. In order to qualify as a REIT for any taxable year, a REIT must, among other things, distribute to its stockholders an amount at least equal to the sum of 95% of its taxable income.

   Failure to qualify for taxation as a REIT in any taxable year will subject an issuer to tax on its taxable income at regulate corporate rates. Distributions to stockholders in any year in which an issuer fails to qualify as a REIT will not be deductible by the issuer. Unless entitled to relief under specific statutory provisions, the issuer would not qualify for taxation as a REIT for the next four taxable years after failing to qualify in any year.
   Each REIT may also be subject to state, local or other taxation in various state, local or other jurisdictions.

ROLLOVER - (Select Ten Series and Select Growth Portfolios only)

   It is expected that a special redemption and liquidation will be made of all Units of a Portfolio held by any investor who affirmatively notifies the Trustee in writing by the applicable notification date specified in the Portfolio's prospectus that he elects to participate. It should also be noted that rollover investors may realize taxable capital gains on the rollover but generally will not be entitled to a deduction for certain capital losses and no cash would be distributed at that time to pay any taxes.
   All Units of rollover investors will be redeemed in kind on the first day of the rollover period and the underlying securities will be distributed to a distribution agent on behalf of the rollover investors. During the rollover period, the distribution agent will be required to sell all of the underlying securities on behalf of rollover investors. The sale proceeds will be net of brokerage fees, governmental charges or any expenses involved in the sales.

   Rollover investors may purchase units of a new portfolio of the same series, if available, subject only to the Deferred Sales Charge; provided that rollover investors who no longer hold their Units in an account maintained with one of the Sponsors at the time of the rollover may not be eligible to participate in the direct reinvestment in the new portfolio.

   If an investor so specifies by the applicable notification date, his Units will be redeemed in kind and the securities disposed of during the rollover period. As long as the investor confirms his interest in purchasing units of a new portfolio and units are available, the proceeds of the sales (net of brokerage commissions, stamp taxes, governmental charges and any other selling expenses or if applicable, costs associated with foreign trading) will be invested in units of the next portfolio at daily prices over the rollover period based on the asset value of units of the next portfolio plus the applicable sales charge. The Sponsors are under no obligation to create a new portfolio, however, and may modify the terms of the rollover upon notice to investors at any time.

   Depending on the volume of proceeds to be invested in the next portfolio through the rollover and the volume of other orders for units in the next portfolio, the Sponsors may purchase large volumes of the securities for the next portfolio in a short period of time. This concentrated buying may tend to raise the market prices of these securities. The actual market impact of the Sponsors' purchases, however, is currently unpredictable because the actual volume of securities to be purchased and the supply and price of those securities are unknown. A similar problem may occur in connection with the Sponsors' sales of securities during the rollover period. Depending on the volume of sales required, and the prices of and demand for securities, sales by the Sponsors may tend to depress the market prices and the value of Units, and thus reduce the proceeds to be credited to rollover investors for investment in the next portfolio.

   The distribution agent will engage the Sponsors as its agents to sell the distributed securities. The Sponsors will attempt to sell the securities as quickly as is practicable during the rollover period without in their judgment materially adversely affecting the market price of the securities, but all of the securities will in any event be disposed of by the end of the rollover period. The Sponsors do not anticipate that the period will be longer than 12 business days, although it could be shorter or longer given the varying liquidity of the Securities. The liquidity of any security depends on the daily trading volume of the security and the amount that the Sponsors have available for sale on any particular day.

   It is expected (but not required) that the Sponsors will generally follow the following guidelines in selling the securities: for highly liquid securities, the Sponsors will generally sell securities on the first day of the rollover period; for less liquid securities, on each of the first two days of the rollover period, the Sponsors will generally sell any amount of any underlying securities at a price no less than 1/2 of one point under the closing sale price of those securities on the preceding day. Thereafter, the Sponsors intend to sell without any price restrictions at least a portion of the remaining underlying securities, the numerator of which is one and the denominator of which is the total number of days remaining (including that day) in the rollover period.

   Section 17(a) of the Investment Company Act of 1940 restricts purchases and sales between affiliates of registered investment companies and those companies. Pursuant to a recent exemptive order, certain Portfolios (and the distribution agent on behalf of rollover investors) can now sell securities to the next portfolio if those securities continue to meet the applicable objective or Strategy. The exemption will enable these portfolios to eliminate commission costs on these transactions. The price for those securities will be the closing sale price on the sale date on the exchange where the securities are principally traded, as certified by the Agent for the Sponsors and confirmed by the Trustee of a Portfolio.
   The Sponsors intend to create new units of Portfolios as quickly as possible, depending upon the availability and reasonably favorable price of the securities included in the new Portfolio, and it is intended that rollover investors will be given first priority to purchase new units of the new Portfolio. There can be no assurance, however, as to the exact timing of the creation of units of new Portfolios or the aggregate number of new units of new Portfolios which the Sponsors will create. The Sponsors may, in their sole discretion, stop creating units (whether permanently or temporarily) at any time they choose, regardless of whether all proceeds of the rollover have been invested on behalf of rollover investors. Cash which has not been invested on behalf of the rollover investors in new Portfolios will be distributed at the end of the rollover period. However, since the Sponsors can create units by depositing cash (or bank letter of credit) with instructions to buy securities, the Sponsors anticipate that sufficient units can be created, although moneys in the new Portfolio may not be fully invested on the next business day.

   Any rollover investor may thus be redeemed out of a Portfolio and become a holder of an entirely different trust with a different portfolio of securities. The rollover investor's Units will be redeemed in kind and the distributed securities shall be sold during the rollover period. In accordance with the rollover investors' offers to purchase units of new Portfolios, the proceeds of the sales (and any other cash distributed upon redemption), less the amount of any deferred sales charge still unpaid, will be invested in new units of the next Portfolio, at the Public Offering Price, including the applicable sales charge per unit.

   This process of redemption, liquidation, and investment in a new trust is intended to allow for the fact that the portfolios selected by the Sponsors are chosen on the basis of a strategy for a period of one year, at which point a new portfolio is chosen. It is contemplated that a similar process of redemption, liquidation and investment in a new fund will be available for each subsequent Portfolio, approximately a year after the creation of the prior series.

   The Sponsors believe that the gradual redemption, liquidation and investment in the new Portfolio will help mitigate any negative market price consequences stemming from the trading of large volumes of securities and of the underlying securities in the new Portfolio in a short, publicized period of time. The above procedures may, however, be insufficient or unsuccessful in avoiding such price consequences. There can be no assurance that the procedures will effectively mitigate any adverse price consequences of heavy volume trading or that the procedures will produce a better price for investors than might be obtained on any given day during the rollover period. In fact, market price trends may make it advantageous to sell or buy more quickly or more slowly than permitted by these procedures. Rollover investors could then receive a less favorable average unit price than if they bought all their units of the new Portfolio on any given day of the period. Historically, the prices of securities selected by the Sponsors as good investments have generally risen over the first few days following the announcement.

   It should also be noted that rollover investors may realize taxable capital gains on the rollover but generally will not be entitled to a deduction for certain capital losses and, due to the procedures for investing in new Portfolios, no cash would be distributed at that time to pay any taxes.

   In addition, during this period an investor will be at risk to the extent that securities are not sold and will not have the benefit of any stock appreciation to the extent that monies have not been invested; for this reason, the Sponsors will be inclined to sell and purchase the securities in as short a period as they can without materially adversely affecting the price of the securities.

   Investors who do not inform the Trustee that they wish to have their Units so redeemed and liquidated will continue to hold Units of a Portfolio until that Portfolio is terminated. These remaining investors will not realize capital gains or losses due to the rollover and will not be charged any additional sales charge. If a large percentage of investors become rollover investors, the aggregate size of a Portfolio will be sharply reduced. As a consequence, expenses, if any, in excess of the amount to be borne by the Trustee would constitute a higher percentage amount per Unit than prior to the rollover in the new Portfolio. Also, because of the lesser number of Units in a Portfolio, and possibly also due to a value reduction, however temporary, in Units caused by the Sponsors' sales of securities, a Portfolio might also reduce to the minimum value that would allow the Sponsors to choose to liquidate that Portfolio without the consent of the remaining investors. The securities remaining in a Portfolio after the rollover will be sold by the Sponsors as quickly as possible without, in their judgment, materially adversely affecting the market price of the securities.


RETIREMENT PLANS

   A Portfolio may be well suited for purchase by Individual Retirement Accounts ("IRAs"), Keogh plans, pension funds and other qualified retirement plans, certain of which are briefly described below. Generally, capital gains and income received in each of the foregoing plans are exempt from Federal taxation. All distributions from such plans are generally treated as ordinary income but may, in some cases, be eligible for special 5 or 10 year averaging or tax-deferred rollover treatment. Investors who are also invested in IRAs, Keogh plans and other tax-deferred retirement plans should consult their plan custodian as to the appropriate disposition of distributions. Investors considering participation in any of these plans should review specific tax laws related thereto and should consult their attorneys or tax advisers with respect to the establishment and maintenance of any of these plans. These plans are offered by brokerage firms, including the Sponsors, and other financial institutions. Fees and charges with respect to such plans may vary.
   Retirement Plans for the Self-Employed-- Keogh Plans. Units of a Portfolio may be purchased by retirement plans established pursuant to Self-Employed Individuals Tax Retirement Act of 1962 ("Keogh plans") for self-employed individuals, partnerships or unincorporated companies. Qualified individuals may generally make annual tax-deductible contributions up to the lesser of 20% of annual compensation or $30,000 to Keogh plans. The assets of the plan must be held in a qualified trust or other arrangement which meets the requirements of the Code. Generally, there are penalties for premature distributions from a plan before attainment of age 59 1/2, except in the case of a participant's death or disability and certain other related circumstances. Keogh plan participants may also establish separate IRAs (see below) to which they may contribute up to an additional $2,000 per year ($2,250 in a spousal account).

   Individual Retirement Account-- IRA. Any individual (including one covered by an employer retirement plan) can establish an IRA or make use of a qualified IRA arrangement set up by an employer or union for the purchase of Units of the Fund. Any individual can make a contribution in an IRA equal to the lesser of $2,000 ($2,250 in a spousal account) or 100% of earned income; such investment must be made in cash. However, the deductible amount an individual may contribute will be reduced if the individual's adjusted gross income exceeds $25,000 (in the case of a single individual), $40,000 (in the case of married individuals filing a joint return) or $200 (in the case of a married individual filing a separate return). A married individual filing a separate return will not be entitled to any deduction if the individual is covered by an employer-maintained retirement plan without regard to whether the individual's spouse is an active participant in an employer retirement plan. Unless nondeductible contributions were made in 1987 or a later year, all distributions from an IRA will be treated as ordinary income but generally are eligible for tax-deferred rollover treatment. It should be noted that certain transactions which are prohibited under Section 408 of the Code will cause all or a portion of the amount in an IRA to be deemed to be distributed and subject to tax at that time. A participant's entire interest in an IRA must be, or commence to be, distributed to the participant not later than the April 1 following the taxable year during which the participant attains age 70 1/2. Taxable distributions made before attainment of age 59 1/2, except in the case of the participant's death or disability or where the amount distributed is part of a series of substantially equal periodic (at least annual) payments that are to be made over the life expectancies of the participant and his or her beneficiary, are generally subject to a surtax in an amount equal to 10% of the distribution.


   Corporate Pension  and  Profit-Sharing Plans.   A  pension or  profit-sharing
plan for employees of a corporation may purchase Units of a Portfolio.



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